NORTHROP GRUMMAN CORPORATION

EXHIBIT 99.2
Item 2. Properties
At December 31, 2019, we had approximately 54 million square feet of floor space at 545 separate locations, primarily in the U.S., for manufacturing, warehousing, research and testing, administration and various other uses.
At December 31, 2019, we leased to third parties approximately 304,000 square feet of our owned and leased facilities.
At December 31, 2019, we had major operations at the following locations:
Aeronautics Systems
El Segundo, Mojave, Palmdale, Redondo Beach and San Diego, CA; Melbourne and St. Augustine, FL; Iuka and Moss Point, MS; Beavercreek, OH; Oklahoma City, OK; and Clearfield, UT.
Defense Systems
Huntsville, AL; Mesa and Sierra Vista, AZ; Los Angeles, CA; Warner Robins, GA; Lake Charles, LA; Baltimore, Cumberland and Elkton, MD; Elk River and Plymouth, MN; Independence, MO; Fort Worth, TX; Herndon, McLean, Radford and Richmond, VA; and Keyser, WV. Locations outside the U.S. include Australia.
Mission Systems
McClellan, San Diego, Sunnyvale and Woodland Hills, CA; Apopka, FL; Rolling Meadows, IL; Annapolis, Annapolis Junction, Elkridge, Halethorpe, Linthicum and Sykesville, MD; Bethpage and Williamsville, NY; Cincinnati, OH; Salt Lake City, UT; and Chantilly, Charlottesville and Fairfax, VA. Locations outside the U.S. include France, Germany, Italy and the United Kingdom.
Space Systems
Huntsville, AL; Chandler, Gilbert and Tempe, AZ; Azusa, Carson, Goleta, Los Angeles, Manhattan Beach, Oxnard, Redondo Beach and San Diego, CA; Aurora and Colorado Springs, CO; Devens, MA; Beltsville, MD; Eden Prairie, MN; Brigham City, Clearfield, Magna, Ogden, Salt Lake City and Tremonton, UT; and Dulles and Sterling, VA.
Corporate
Falls Church and Lebanon, VA and Irving, TX.
The following is a summary of our floor space at December 31, 2019:

Square feet (in thousands)	Owned	Leased	U.S. Government Owned/Leased	Total
Aeronautics Systems	3,415	6,153	3,255	12,823
Defense Systems	1,364	4,685	4,767	10,816
Mission Systems	7,935	4,468	—	12,403
Space Systems	9,349	6,662	621	16,632
Corporate	614	492	—	1,106
Total	22,677	22,460	8,643	53,780
We maintain our properties in good operating condition and believe the productive capacity of our properties is adequate to meet current contractual requirements and those for the foreseeable future.